Exhibit 107.1

Calculation of Filing Fee Tables

Form S-8
(Form Type)
Calix, Inc.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered Securities

Plan	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Share (4)	Maximum Aggregate Offering Price	Fee Rate	Amount of registration fee
Calix, Inc. Amended and Restated 2019 Equity Incentive Award Plan	Equity	Common Stock, $0.025 par value per share	Rules 457(c) and 457(h)	1,500,000	(2)	$47.59	$71,385,000.00	$110.20 per million dollars	$7,866.63
Calix, Inc. Amended and Restated Nonqualified Employee Stock Purchase Plan	Equity	Common Stock, $0.025 par value per share	Rules 457(c) and 457(h)	1,200,000	(3)	$47.59	$57,108,000.00	$110.20 per million dollars	$6,293.30
	Total Offering Amounts						$128,493,000.00		$14,159.93
	Total Fee Offsets								$—
	Net Fee Due								$14,159.93
(1)Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of common stock which become issuable under the plans covered by this Registration Statement by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the Registrant’s common stock.
(2)Represents 1,500,000 additional shares of common stock available for future issuance under the 2019 Plan.
(3)Represents 1,200,000 additional shares of common stock available for future issuance under the Registrant’s Nonqualified ESPP.
(4)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (h) under the Securities Act. The offering price is based on the average of the high and low sales price per share of the Registrant’s common stock on July 21, 2023 as reported on the New York Stock Exchange.